Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGANCHASE REPORTS FIRST-QUARTER 2025 NET INCOME OF $14.6 BILLION ($5.07 PER SHARE)

FIRST-QUARTER 2025 RESULTS 1

ROE 18% ROTCE[2] 21%	CET1 Capital Ratios[3] Std. 15.4% | Adv. 15.5% Total Loss-Absorbing Capacity[3] $558B	Std. RWA[3] $1.8T Cash and marketable securities[4] $1.5T Average loans $1.3T

Firmwide Metrics	■	Reported revenue of $45.3 billion and managed revenue of $46.0 billion[2]
	■	Expense of $23.6 billion; reported overhead ratio of 52% and managed overhead ratio[2] of 51%
	■	Credit costs of $3.3 billion with $2.3 billion of net charge-offs and a $973 million net reserve build
	■	Average loans up 2% YoY, flat QoQ; average deposits up 2% YoY, up 1% QoQ

CCB ROE 31%	■	Average deposits down 2% YoY, flat QoQ; client investment assets up 7% YoY
	■	Average loans up 1% YoY, down 1% QoQ; Card Services net charge-off rate of 3.58%
	■	Debit and credit card sales volume[5] up 7% YoY
	■	Active mobile customers[6] up 8% YoY

CIB[7] ROE 18%	■	Investment Banking fees up 12% YoY, down 9% QoQ; #1 ranking for Global Investment Banking fees with 9.0% wallet share in 1Q25
	■	Markets revenue up 21% YoY, with Fixed Income Markets up 8% and Equity Markets up 48%
	■	Average Banking & Payments loans[8] down 3% YoY, down 1% QoQ; average client deposits[9] up 11% YoY, up 2% QoQ

AWM ROE 39%	■	AUM[10] of $4.1 trillion, up 15% YoY
	■	Average loans up 5% YoY, flat QoQ; average deposits up 7% YoY, down 2% QoQ

Jamie Dimon, Chairman and CEO, commented: “The Firm reported strong underlying business and financial results in the first quarter, producing net income of $14.6 billion.”

Dimon continued: “In the CIB, Investment Banking fees rose 12% in the first quarter, although clients have become more cautious amid an increase in market volatility driven by geopolitical and trade-related tensions. Meanwhile, we saw increased activity in the Markets business. Markets revenue rose to $9.7 billion, an exceptionally strong quarter with record revenue in Equities. In CCB, the franchise continued to acquire new customers at a robust pace, opening 500,000 net new checking accounts and adding record first-time investors in wealth management. Finally, AWM had healthy AUM net inflows of $90 billion, and investment performance remained strong.”

Dimon added: “This quarter, we repurchased $7 billion of common stock and announced a 12% increase in the common dividend. The increase in capital return was supported by our strong earnings generation and elevated capital levels. That being said, we continue to believe it is prudent to maintain excess capital and ample liquidity in this environment – our CET1 ratio remained very strong at 15.4%, and we have an extraordinary amount of liquidity, with $1.5 trillion of cash and marketable securities.”

Dimon added: “The economy is facing considerable turbulence (including geopolitics), with the potential positives of tax reform and deregulation and the potential negatives of tariffs and “trade wars,” ongoing sticky inflation, high fiscal deficits and still rather high asset prices and volatility. As always, we hope for the best but prepare the Firm for a wide range of scenarios.”

Dimon concluded: “We remain committed to serving our clients and communities, which include consumers, small and large-sized businesses, schools, cities, states and countries, across all environments. And our fortress balance sheet enables the Firm to be a pillar of strength, particularly during volatile or challenging times.”

SIGNIFICANT ITEMS IN 1Q25 RESULTS
■    $588 million First Republic-related gain11 in Corporate ($0.16 increase in EPS12)
CAPITAL DISTRIBUTIONS
■    Common dividend of $3.9 billion or $1.40 per share
■    $7.1 billion of common stock net repurchases13
■    Net payout LTM13,14 of 62%
FORTRESS PRINCIPLES
■ Book value per share of $119.24, up 12% YoY; tangible book value per share2 of $100.36, up 13% YoY
■    Basel III common equity Tier 1 capital3 of $280 billion, Standardized ratio3 of 15.4% and Advanced ratio3 of 15.5%
■    Firm supplementary leverage ratio of 6.0%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    Approximately $840 billion of credit and capital15 raised in 1Q25:
■    $60 billion of credit for consumers
■    $10 billion of credit for U.S. small businesses
■    $760 billion of credit and capital for corporations and non-U.S. government entities
■    $10 billion of credit and capital for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479	Media Contact: Joseph Evangelisti (212) 270-7438
Note: Totals may not sum due to rounding.
[1] Percentage comparisons are for the first quarter of 2025 versus the prior-year first quarter, unless otherwise specified.
[2] For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes, see page 7.

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorganChase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments and Corporate is also presented on a managed basis. For more information about managed basis and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the first quarter of 2025 versus the prior-year first quarter, unless otherwise specified.

JPMORGANCHASE (JPM)

Results for JPM				4Q24		1Q24
($ millions, except per share data)	1Q25	4Q24	1Q24	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$45,310	$42,768	$41,934	$2,542	6%	$3,376	8%
Net revenue - managed	46,014	43,738	42,548	2,276	5	3,466	8
Noninterest expense	23,597	22,762	22,757	835	4	840	4
Provision for credit losses	3,305	2,631	1,884	674	26	1,421	75
Net income	$14,643	$14,005	$13,419	$638	5%	$1,224	9%
Earnings per share - diluted	$5.07	$4.81	$4.44	$0.26	5%	$0.63	14%
Return on common equity	18%	17%	17%
Return on tangible common equity	21	21	21
Discussion of Results:
Net income was $14.6 billion, up 9%.
Net revenue was $46.0 billion, up 8%. Net interest income was $23.4 billion , up 1% . Noninterest revenue was $22.6 billion, up 17%.
Net interest income excluding Markets2 was $22.6 billion, down 2%, driven by the impact of lower rates and deposit margin compression as well as lower deposit balances in CCB. These were predominantly offset by higher revolving balances in Card Services, the impact of securities activity including activity in prior quarters, as well as higher wholesale deposit balances. Noninterest revenue excluding Markets2 was $13.8 billion, up 20%. Excluding the $588 million First Republic-related gain11, noninterest revenue excluding Markets2 was up 14%, largely driven by higher asset management fees in AWM and CCB, lower net investment securities losses compared to the prior year and higher investment banking fees. Markets revenue was $9.7 billion, up 21%, primarily driven by higher Equity Markets revenue.
Noninterest expense was $23.6 billion, up 4%, driven by higher compensation, including higher revenue-related compensation and growth in front office and technology employees. The increase was also driven by higher brokerage expense and distribution fees, higher marketing expense and the absence of a legal benefit from the prior year. These increases were largely offset by the impact of a FDIC special assessment accrual release of $323 million compared with an increase of $725 million in the prior year.
The provision for credit losses was $3.3 billion. Net charge-offs were $2.3 billion, up $376 million, predominantly driven by Card Services. The net reserve build of $973 million included $549 million in Wholesale and $441 million in Consumer and was largely driven by changes in the weighted-average macroeconomic outlook. The prior-year provision was $1.9 billion, net charge-offs were $2.0 billion and the net reserve release was $72 million.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				4Q24		1Q24
($ millions)	1Q25	4Q24	1Q24	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue[16]	$18,313	$18,362	$17,653	$(49)	—%	$660	4%
Banking & Wealth Management	10,254	10,154	10,324	100	1	(70)	(1)
Home Lending	1,207	1,297	1,186	(90)	(7)	21	2
Card Services & Auto	6,852	6,911	6,143	(59)	(1)	709	12
Noninterest expense	9,857	9,728	9,297	129	1	560	6
Provision for credit losses	2,629	2,623	1,913	6	—	716	37
Net income	$4,425	$4,516	$4,831	$(91)	(2)%	$(406)	(8)%
Discussion of Results:
Net income was $4.4 billion, down 8%.
Net revenue16 was $18.3 billion, up 4%. Banking & Wealth Management net revenue was $10.3 billion, down 1%, driven by lower net interest income on lower deposit balances, predominantly offset by higher asset management fees in J.P. Morgan Wealth Management. Home Lending net revenue was $1.2 billion, up 2%, driven by higher net interest income. Card Services & Auto net revenue was $6.9 billion, up 12%, predominantly driven by higher Card Services net interest income on higher revolving balances as well as higher auto operating lease income.
Noninterest expense was $9.9 billion, up 6%, predominantly driven by higher marketing and technology expense, higher compensation for advisors and bankers and higher auto lease depreciation.
The provision for credit losses was $2.6 billion. Net charge-offs were $2.2 billion, up $275 million, predominantly due to the seasoning of vintages originated in recent years in Card Services. The net reserve build was $475 million, predominantly driven by changes in the weighted-average macroeconomic outlook. The prior-year provision was $1.9 billion, net charge-offs were $1.9 billion and the net reserve build was $34 million.

JPMorgan Chase & Co.
News Release

COMMERCIAL & INVESTMENT BANK (CIB)[7]

Results for CIB				4Q24		1Q24
($ millions)	1Q25	4Q24	1Q24	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$19,666	$17,598	$17,584	$2,068	12%	$2,082	12%
Banking & Payments	8,754	9,268	8,403	(514)	(6)	351	4
Markets & Securities Services	10,912	8,330	9,181	2,582	31	1,731	19
Noninterest expense	9,842	8,712	8,724	1,130	13	1,118	13
Provision for credit losses	705	61	1	644	NM	704	NM
Net income	$6,942	$6,636	$6,622	$306	5%	$320	5%

Discussion of Results7:
Net income was $6.9 billion, up 5%.
Net revenue was $19.7 billion, up 12%. Banking & Payments revenue was $8.8 billion, up 4%. Investment Banking revenue was $2.3 billion, up 2%. Investment Banking fees were $2.2 billion, up 12%, driven by higher debt underwriting and advisory fees, partially offset by lower equity underwriting fees. Payments revenue was $4.6 billion, up 2%. Excluding the net impact of equity investments, Payments revenue was up 3%, driven by higher deposit balances and fee growth, predominantly offset by deposit margin compression. Lending revenue was $1.9 billion, up 11%, driven by lower losses on hedges of the retained lending portfolio compared to the prior year, partially offset by lower loan balances.
Markets & Securities Services revenue was $10.9 billion, up 19%. Markets revenue was $9.7 billion, up 21%. Fixed Income Markets revenue was $5.8 billion, up 8%, predominantly driven by higher revenue in Rates and Commodities. Equity Markets revenue was $3.8 billion, up 48%, driven by higher revenue across products, with particularly strong performance in Derivatives amid elevated levels of volatility. Securities Services revenue was $1.3 billion, up 7%, driven by fee growth on higher client activity and market levels as well as higher deposit balances, partially offset by deposit margin compression.
Noninterest expense was $9.8 billion, up 13%, predominantly driven by higher compensation, including higher revenue-related compensation and growth in employees, as well as higher brokerage expense and higher legal expense, primarily due to the absence of a legal benefit from the prior year.
The provision for credit losses was $705 million, predominantly driven by reserve builds related to credit quality changes on certain exposures and net lending activity, in addition to changes in the weighted-average macroeconomic outlook. The net reserve build was $528 million and net charge-offs were $177 million. The prior-year provision was $1 million, net charge-offs were $69 million and the net reserve release was $68 million.

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				4Q24		1Q24
($ millions)	1Q25	4Q24	1Q24	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$5,731	$5,778	$5,109	$(47)	(1)%	$622	12%
Noninterest expense	3,713	3,772	3,460	(59)	(2)	253	7
Provision for credit losses	(10)	(35)	(57)	25	71	47	82
Net income	$1,583	$1,517	$1,290	$66	4%	$293	23%
Discussion of Results:
Net income was $1.6 billion, up 23%.
Net revenue was $5.7 billion, up 12%, predominantly driven by growth in management fees on strong net inflows and higher average market levels, as well as higher brokerage activity and higher deposit balances.
Noninterest expense was $3.7 billion, up 7%, largely driven by higher compensation, including higher revenue-related compensation and continued growth in private banking advisor teams, as well as higher distribution fees.
Assets under management were $4.1 trillion, and client assets were $6.0 trillion, each up 15%, driven by continued net inflows and higher market levels.

JPMorgan Chase & Co.
News Release

CORPORATE

Results for Corporate				4Q24		1Q24
($ millions)	1Q25	4Q24	1Q24	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue[16]	$2,304	$2,000	$2,202	$304	15%	$102	5%
Noninterest expense	185	550	1,276	(365)	(66)	(1,091)	(86)
Provision for credit losses	(19)	(18)	27	(1)	(6)	(46)	NM
Net income	$1,693	$1,336	$676	$357	27%	$1,017	150%
Discussion of Results:
Net income was $1.7 billion, up $1.0 billion.
Net revenue was $2.3 billion, up $102 million. Net interest income was $1.7 billion, down $826 million, driven by the impact of lower rates and changes in funds transfer pricing16 for consumer deposits, partially offset by the impact of securities activity including activity in prior quarters. Noninterest revenue was $653 million, compared with a net loss of $275 million in the prior year, driven by the $588 million First Republic-related gain11 as well as lower net investment securities losses.
Noninterest expense was $185 million, down $1.1 billion, driven by the impact of a FDIC special assessment accrual release of $323 million compared with an increase of $725 million in the prior year.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm as a whole and for each of the reportable business segments and Corporate on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by each of the lines of business and Corporate. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 10 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $119.24, $116.07 and $106.81 at March 31, 2025, December 31, 2024 and March 31, 2024, respectively. TCE, ROTCE and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding Markets, which is composed of Fixed Income Markets and Equity Markets. Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 28 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to pages 81-82 of the Firm’s 2024 Form 10-K.

JPMorgan Chase & Co.
News Release
Additional notes:

3.Estimated. As of January 1, 2025, the benefit from the Current Expected Credit Losses (“CECL”) capital transition provision had been fully phased-out. Refer to Note 27 of the Firm’s 2024 Form 10-K for additional information.
4.Estimated. Cash and marketable securities includes end-of-period eligible high-quality liquid assets (“HQLA”), excluding regulatory prescribed haircuts under the liquidity coverage ratio (“LCR”) rule where applicable, for both the Firm and the excess HQLA-eligible securities included as part of the excess liquidity at JPMorgan Chase Bank, N.A., which are not transferable to non-bank affiliates and thus excluded from the Firm’s LCR. Also includes other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 108-115 of the Firm’s 2024 Form 10-K for additional information.
5.Excludes Commercial Card.
6.Users of all mobile platforms who have logged in within the past 90 days.
7.Effective in the second quarter of 2024, the Firm reorganized its reportable business segments by combining the former Corporate & Investment Bank and Commercial Banking business segments to form one segment, the Commercial & Investment Bank ("CIB").
8.On January 1, 2025, $5.6 billion of loans were realigned from Global Corporate Banking to Fixed Income Markets.
9.Client deposits and other third party liabilities (“client deposits”) pertain to the Payments and Securities Services businesses.
10.Assets under management (“AUM”).
11.On January 17, 2025, the Firm reached an agreement with the FDIC with respect to certain outstanding items related to the First Republic acquisition. As a result of the agreement, the Firm made a payment of $609 million to the FDIC on January 31, 2025 and reduced its additional payable to the FDIC, which resulted in a gain of $588 million which was recorded in other income in the first quarter of 2025. Refer to Note 34 on pages 319-321 of the Firm’s 2024 Form 10-K for additional information.
12.Earnings per share (“EPS”).
13.Includes the net impact of employee issuances. Excludes excise tax and commissions.
14.Last twelve months (“LTM”).
15.Credit provided to clients represents new and renewed credit, including loans and lending-related commitments, as well as unused amounts of advised uncommitted lines of credit where the Firm has discretion on whether or not to make a loan under these lines. Credit and capital for corporations and non-U.S. government entities includes Individuals and Individual Entities primarily consisting of Global Private Bank clients within AWM.
16.During the fourth quarter of 2024, the Firm made a change to its funds transfer pricing with respect to consumer deposits, resulting in an increase in the funding benefit reflected within CCB net interest income which is fully offset within Corporate net interest income.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorganChase had $4.4 trillion in assets and $351 billion in stockholders’ equity as of March 31, 2025. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, April 11, 2025, at 8:30 a.m. (ET) to present first-quarter 2025 financial results. The general public can access the conference call by dialing the following numbers: 1 (888) 324-3618 in the U.S. and Canada; +1 (312) 470-7119 for international callers; use passcode 1364784#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call also will be available by telephone beginning at approximately 11:00 a.m. (ET) on April 11, 2025 through 11:59 p.m. (ET) on April 25, 2025 at 1 (866) 360-8712 (U.S. and Canada); +1 (203) 369-0180 (International); use passcode 67370#. The replay will be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2024, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/ir/sec-other-filings/overview), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.